Exhibit 99.1

BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com
www.embryome.com

BioTime CEO Dr. Michael West to Present at World Stem Cells &
Regenerative Medicine Congress 2009 and Discuss New Cell Lines with
 Cartilage-Forming Potential

ALAMEDA, CA, May 7, 2009 – BioTime, Inc. (OTCBB: BTIM) Chief Executive Officer Michael West, Ph.D. will deliver a presentation on May 14, 2009 at the World Stem Cells and Regenerative Medicine Congress meeting in London.  Dr. West’s presentation is titled “Opportunities and Challenges of Commercializing Stem Cell Research.”

This year’s conference will focus on a broad array of topics related to stem cell research, including the biology, medicine, applications, regulation, and business of Stem Cells. Dr. West’s presentation will include a description of BioTime’s stem cell research programs that are focused on opportunities for near-term revenues in the development and marketing of cell lines.

Dr. West  will also discuss for the first time data relating to progenitor cell lines, produced using BioTime’s ACTCellerate™ technology, that exhibit markers for becoming cartilage cells.  Embryonic progenitor cells that produce cartilage might have a use in the development of treatments for orthopedic diseases such as arthritis and degenerative diseases of the spine.

Dr. West’s presentation will be available online at http://www.biotimeinc.com/ on May 13, 2009.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on the emerging field of regenerative medicine. BioTime's lead product, Hextend®, is a blood plasma expander used in surgery, emergency trauma treatment and other applications.  Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corp. under exclusive licensing agreements.

BioTime markets its stem cell research products through its wholly owned subsidiary Embryome Sciences, Inc. which is developing new medical and research products using embryonic stem cell technology.  Additional information about BioTime can be found on the web at www.biotimeinc.com.

Hextend®, ESpyTM, and ESpanTM, are trademarks of BioTime, Inc.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390, Ext 301

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